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Re:   News Releases - Monday, September 21, 2009
         Kodiak Energy, Inc. Announces Update to Little Chicago, N.W.T. Property
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CALGARY, ALBERTA -- (MARKETWIRE) -- September 21, 2009 -- Kodiak Energy, Inc. (TSX-V: KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation) announces that on September 17, 2009 it received written confirmation from Indian and Northern Affairs Canada (INAC) waiving the rental amount required to continue the exploration license EL413.  The Corporation was advised that the allowable expenditures for the project billed to date are at a sufficient monetary level to extend the license for a 1-year period without requiring a rental payment.  The revised expiration date for EL413 is September 17, 2010.  Kodiak will reassess its go forward options for Little Chicago during the extension period. Information on Little Chicago can be found on the Corporation's website at http://www.kodiakpetroleum.com.

Additional information will be released as it becomes available.

About Kodiak:
Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on developing and exploring onshore oil, gas and CO2 properties within North America. Our main prospect is located in the northeast New Mexico.  Through our private subsidiary, Cougar Energy, Inc., we are developing the projects of Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture and area projects located in north central Alberta.  Additional information on Kodiak is at http://www.kodiakpetroleum.com.

For further information:
Wm (Bill) S. Tighe
President and CEO
Kodiak Energy, Inc.
+1(403) 262-8044
e-mail:  info@kodiakpetroleum.com
http://www.kodiakpetroleum.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-looking Statements: This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements". The Corporation's business is subject to various other risks and uncertainties, which may be described in its corporate filings (www.sec.gov and www.sedar.com). Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Kodiak undertakes no obligation to update or publicly revise forward looking statements or information unless so required by applicable securities laws.

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Copyright (c) 2009 KODIAK ENERGY INC. (KDKN)  All rights reserved.  For more information visit our website at http://www.kodiakpetroleum.com/ or send mailto:info@kodiakpetroleum.com
Message sent on Sun Sep 20, 2009 at 8:01:05 PM Pacific Time
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